Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

March 31, 2020

We, as members of management of Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Microcap Fund and Hancock Horizon Mississippi Tax-Free Income Fund, each a series of The Advisors’ Inner Circle Fund II, (collectively, the “Funds”) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (“the Act”).  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2020 and from August 31, 2019 through January 31, 2020.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of January 31, 2020, and from August 31, 2019 through January 31, 2020 with respect to securities reflected in the investment account of the Funds.

The Advisors’ Inner Circle Fund II

_______________________________________

Michael Beattie

President

_______________________________________

Stephen Connors

Treasurer, Controller, and Chief Financial Officer

Ernst & Young LLP	Tel: +1 215 448 5000
One Commerce Square	Fax: +1 215 448 5500
2005 Market Street	ey.com
Philadelphia, PA 19103

Report of Independent Registered Public Accounting Firm

To the Board of Trustees

The Advisors' Inner Circle Fund II

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified Income Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Dynamic Asset Allocation Fund, Hancock Horizon International Small Cap Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Microcap Fund and Hancock Horizon Mississippi Tax-Free Income Fund, each a series of The Advisors' Inner Circle Fund II, (collectively, the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of January 31, 2020. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2020, and with respect to agreement of security purchases and sales, for the period from August 31, 2019 (the date of our last examination), through January 31, 2020:

∙Confirmation of all securities maintained by Hancock Bank ("Custodian"), without prior notice to management;

∙Confirmation of all securities held in book entry form by Bank of New York Mellon ("Sub-custodian") - which include but are not limited to securities held by the Funds;

∙Confirmation of all securities out for transfer with brokers or alternative procedures, if any;

∙Reconciliation of all such securities to the books and records of the Funds and the Custodian;

∙Reconciliation of all such securities between the records of the Custodian and Sub-custodian;

∙Confirmation of all repurchase agreements, if any, and underlying collateral with brokers/banks; and

∙Agreement of one security purchase and one security sale or maturity since our last report from the books and records of each of the Funds to broker confirmations or alternative supporting documents.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of January 31, 2020, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Advisors' Inner Circle Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Philadelphia, Pennsylvania

March 31, 2020

Permit Report
Fund Name	State	Registration	File Number
The Advisors' Inner Circle Fund II
	California	Annual	505 7356
	Colorado	Annual	IC 1995 08 501
	Georgia	Annual	SC-MF-020269
	Guam	Annual	2008-7233
	Illinois	Annual	60004987
	Indiana	Annual	93-0548 IC
	Minnesota	Annual	R-36888.2
	North Carolina	Annual	3326
	Pennsylvania	Annual	1993-02-003MF
	Virginia	Annual	117018
	US Virgin Islands	Annual
	Wyoming	Other	18723

Hancock Horizon Family of Funds Prospectus
	Kentucky	Annual	60017729
	Louisiana	Annual	158114
	New Jersey	Annual	BEM-4246
	Ohio	Other	BE1211278
	Utah	Annual	007-0874-61

Hancock Horizon Family of Funds Prospectus
	Louisiana	Annual	167046

Burkenroad Small Cap Fund
	Alaska	Annual	60053198
	Alabama	Annual	30176
	Arkansas	Annual	60016657
	Connecticut	Annual	1023325
	Delaware	Annual
	Hawaii	Annual
	Idaho	Annual	58005
	Kansas	Annual	2004S0000183
	Missouri	Annual
	Nevada	Annual
	New York	Other	S30-33-10
	Oregon	Annual	2005-194
	Rhode Island	Annual
	South Carolina	Annual	MF15743

Burkenroad Small Cap Fund - Class A Shares
	Arizona	Annual	39766
	District of Columbia	Annual	60022980
	Iowa	Annual	I-59260
	Massachusetts	Annual
	Maryland	Annual	SM20032037
	Maine	Annual	10007145
	Michigan	Annual	944053
	Mississippi	Annual	60006348
	Montana	Annual	53948
	North Dakota	Annual	AP252
	Nebraska	Annual	75265
	New Hampshire	Annual	MF05-0033586
	New Mexico	Annual	19233
	Oklahoma	Annual	SE-2190459
	Puerto Rico	Annual	S-29158
	South Dakota	Annual	33249
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 68047
	Vermont	Annual	02/15/05-01
	Washington	Other	60038199
	Wisconsin	Annual	489962-03
	West Virginia	Good Until Sold	MF 51603

Burkenroad Small Cap Fund - Class D Shares
	Arizona	Annual	53695
	District of Columbia	Annual	60037127
	Iowa	Annual	I-65540
	Massachusetts	Annual
	Maryland	Annual	SM20022299
	Maine	Annual	10035014
	Michigan	Annual	958302
	Mississippi	Annual	60006349
	Montana	Annual	66741
	North Dakota	Annual	AU036
	Nebraska	Annual	64530
	New Hampshire	Annual	MF11-0085884
	New Mexico	Annual	42142
	Oklahoma	Annual	SE-2181393
	Puerto Rico	Annual	S-29158-1
	South Dakota	Annual	34077
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 68048
	Vermont	Annual	BEVT-529
	Washington	Other	60041484
	Wisconsin	Annual	452021
	West Virginia	Good Until Sold	MF 67021

	Burkenroad Small Cap Fund - Institutional Class Shares
	Arizona	Annual
	District of Columbia	Annual	60060748
	Iowa	Annual	I-96789
	Massachusetts	Annual
	Maryland	Annual	SM20161475
	Maine	Annual	10051038
	Michigan	Annual	981721
	Mississippi	Annual	60075260
	Montana	Annual	100325
	North Dakota	Annual	CF815
	Nebraska	Annual	107274
	New Hampshire	Annual	MF16-0083587
	New Mexico	Annual	56624
	Oklahoma	Annual	SE-2227556
	Puerto Rico	Annual	S-29158-2
	South Dakota	Annual	69945
	Tennessee	Annual	N2016B-0635
	Texas	Good Until Sold	C 115782
	Vermont	Annual	6/01/16-03
	Washington	Other	60075998
	Wisconsin	Annual	772397-03
	West Virginia	Good Until Sold	92519

Hancock Horizon Diversified International Fund
	Alaska	Annual	60061798
	Alabama	Annual	38522
	Arkansas	Annual	60021877
	Connecticut	Annual	1052721
	Delaware	Annual
	Hawaii	Annual
	Idaho	Annual	63298
	Kansas	Annual	2009S0000347
	Missouri	Annual	2008-02005
	Nevada	Annual
	New York	Other	S32-34-78
	Oregon	Annual	2008-1632
	Rhode Island	Annual
	South Carolina	Annual	MF17757

	Hancock Horizon Diversified International Fund - Class A Shares
	Arizona	Annual	52250
	District of Columbia	Annual	60034907
	Iowa	Annual	I-70726
	Massachusetts	Annual
	Maryland	Annual	SM20082592
	Maine	Annual	10020970
	Michigan	Annual	955550
	Mississippi	Annual	60049337
	Montana	Annual	64501
	North Dakota	Annual	BC668
	Nebraska	Annual	73986
	New Hampshire	Annual	MF08-0045130
	New Mexico	Annual	30534
	Oklahoma	Annual	SE-2183498
	Puerto Rico	Annual	S-36209
	South Dakota	Annual	44609
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 88571
	Vermont	Annual	09/30/08-18
	Washington	Other	60049797
	Wisconsin	Annual	538834-03
	West Virginia	Good Until Sold	MF 64018

	Hancock Horizon Diversified International Fund - Class C Shares
	Arizona	Annual	64750
	District of Columbia	Annual	60055722
	Iowa	Annual	I-91009
	Massachusetts	Annual
	Maryland	Annual	SM20143479
	Maine	Annual	10044793
	Michigan	Annual	975968
	Mississippi	Annual	60049338
	Montana	Annual	83672
	North Dakota	Annual	CA115
	Nebraska	Annual	73987
	New Hampshire	Annual	MF08-0032775
	New Mexico	Annual	50936
	Oklahoma	Annual	SE-2183499
	Puerto Rico	Annual	S-36209-2
	South Dakota	Annual	64250
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 110015
	Vermont	Annual	BEVT-3594
	Washington	Other	60070264
	Wisconsin	Annual	719928-03
	West Virginia	Good Until Sold	86237

Hancock Horizon Diversified International Fund - Institutional Class Shares
	Arizona	Annual	57407
	District of Columbia	Annual	60043904
	Iowa	Annual	I-79411
	Massachusetts	Annual
	Maryland	Annual	SM20111925
	Maine	Annual	10031761
	Michigan	Annual	964191
	Mississippi	Annual	60049341
	Montana	Annual	75156
	North Dakota	Annual	BL879
	Nebraska	Annual	73988
	New Hampshire	Annual	MF08-0024043
	New Mexico	Annual	39120
	Oklahoma	Annual	SE-2183502
	Puerto Rico	Annual	S-36209-1
	South Dakota	Annual	52738
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 93487
	Vermont	Annual	08/03/11-17
	Washington	Other	60054426
	Wisconsin	Annual	617397-03
	West Virginia	Good Until Sold	MF 73151

Hancock Horizon Quantitative Long/Short Fund
	Alaska	Annual	60069927
	Alabama	Annual	38523
	Arkansas	Annual	60026458
	Connecticut	Annual	1065600
	Delaware	Annual
	Hawaii	Annual
	Idaho	Annual	67939
	Kansas	Annual	2011S0001867
	Missouri	Annual	R2011-1,484
	Nevada	Annual
	New York	Other	S32-99-38
	Oregon	Annual	2011-1313
	Rhode Island	Annual
	South Carolina	Annual	MF19044

	Hancock Horizon Quantitative Long/Short Fund - Class A Shares
	Arizona	Annual	61433
	District of Columbia	Annual	60043337
	Iowa	Annual	I-79025
	Massachusetts	Annual
	Maryland	Annual	SM20111534
	Maine	Annual	10031327
	Michigan	Annual	963752
	Mississippi	Annual	60049339
	Montana	Annual	72952
	North Dakota	Annual	BL498
	Nebraska	Annual	73989
	New Hampshire	Annual	MF08-0022908
	New Mexico	Annual	38737
	Oklahoma	Annual	SE-2183500
	Puerto Rico	Annual	S-47442
	South Dakota	Annual	52374
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 96410
	Vermont	Annual	06/17/11-05
	Washington	Other	60058155
	Wisconsin	Annual	616047-03
	West Virginia	Good Until Sold	MF 72759

	Hancock Horizon Quantitative Long/Short Fund - Class C Shares
	Arizona	Annual	73723
	District of Columbia	Annual	60055719
	Iowa	Annual	I-91006
	Massachusetts	Annual
	Maryland	Annual	SM20143477
	Maine	Annual	10044790
	Michigan	Annual	975966
	Mississippi	Annual	60049340
	Montana	Annual	83673
	North Dakota	Annual	CA116
	Nebraska	Annual	73990
	New Hampshire	Annual	MF08-0039822
	New Mexico	Annual	50933
	Oklahoma	Annual	SE-2183501
	Puerto Rico	Annual	S-48427
	South Dakota	Annual	64251
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 104995
	Vermont	Annual	BEVT-3591
	Washington	Other	60070262
	Wisconsin	Annual	715703-03
	West Virginia	Good Until Sold	86234

Hancock Horizon Quantitative Long/Short Fund -Institutional Class Shares
	Arizona	Annual	73724
	District of Columbia	Annual	60055721
	Iowa	Annual	I-91008
	Massachusetts	Annual
	Maryland	Annual	SM20143478
	Maine	Annual	10044792
	Michigan	Annual	974910
	Mississippi	Annual	60049342
	Montana	Annual	83678
	North Dakota	Annual	CA117
	Nebraska	Annual	73991
	New Hampshire	Annual	MF08-0025231
	New Mexico	Annual	50935
	Oklahoma	Annual	SE-2183503
	Puerto Rico	Annual	S-48427-1
	South Dakota	Annual	64252
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 109846
	Vermont	Annual	BEVT-3593
	Washington	Other	60068720
	Wisconsin	Annual	715704-03
	West Virginia	Good Until Sold	86236

	Hancock Horizon Mississippi Tax Free Income Fund
	Alabama	Annual	43303

	Hancock Horizon Mississippi Tax Free Income Fund - Class A
	Mississippi	Annual	60056157
	Montana	Annual	83674
	Nebraska	Annual	86210
	New Hampshire	Annual	MF12-0084208
	Oklahoma	Annual	SE-2209384

	Hancock Horizon Mississippi Tax Free Income Fund - Class C
	Mississippi	Annual	60064124
	Montana	Annual	87322
	Nebraska	Annual	97261
	New Hampshire	Annual	MF13-0083253
	Oklahoma	Annual	SE-2213386

	Hancock Horizon Mississippi Tax Free Income Fund - Trust Cl
	Mississippi	Annual	60056152
	Montana	Annual	83675
	Nebraska	Annual	86211
	New Hampshire	Annual	MF12-0084209
	Oklahoma	Annual	SE-2209385

	Hancock Horizon Louisiana Tax Free Income Fund - Class A
	Mississippi	Annual	60056250
	Montana	Annual	83676
	Nebraska	Annual	86208
	New Hampshire	Annual	MF12-0084210
	Oklahoma	Annual	SE-2209386

	Hancock Horizon Louisiana Tax Free Income Fund - Class C
	Montana	Annual	87321
	Nebraska	Annual	97263
	New Hampshire	Annual	MF13-0083254
	Oklahoma	Annual	SE-2213387

Hancock Horizon Louisiana Tax Free Income Fund - Institutional Class Shares
	Mississippi	Annual	60056251
	Montana	Annual	83677
	Nebraska	Annual	86209
	New Hampshire	Annual	MF12-0084211
	Oklahoma	Annual	SE-2209387

Hancock Horizon Diversified Income Fund
	Alaska	Annual	60077341
	Alabama	Annual	45610
	Arkansas	Annual	60030665
	Connecticut	Annual	1076983
	Delaware	Annual
	Hawaii	Annual
	Idaho	Annual	72176
	Kansas	Annual	2014S0000292
	Missouri	Annual	R2013-2,457
	Nevada	Annual
	New York	Other	S33-33-57
	Oregon	Annual	2013-1593
	Rhode Island	Annual
	South Carolina	Annual	MF20160

	Hancock Horizon Diversified Income Fund - Class A Shares
	Arizona	Annual
	District of Columbia	Annual	60051143
	Iowa	Annual	I-86205
	Massachusetts	Annual
	Maryland	Annual	SM20132088
	Maine	Annual	10039732
	Michigan	Annual	971167
	Mississippi	Annual	60061817
	Montana	Annual	88151
	North Dakota	Annual	BV609
	Nebraska	Annual	97712
	New Hampshire	Annual	MF13-0084360
	New Mexico	Annual	46216
	Oklahoma	Annual	SE-2214349
	Puerto Rico	Annual	S-45733
	South Dakota	Annual	59715
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 101711
	Vermont	Annual	BEVT-2036
	Washington	Other	60065542
	Wisconsin	Annual	679109-03
	West Virginia	Good Until Sold	81740

	Hancock Horizon Diversified Income Fund - Class C Shares
	Mississippi	Annual	60061818
	Montana	Annual	88152
	Nebraska	Annual	97711
	New Hampshire	Annual	MF13-0084361
	Oklahoma	Annual	SE-2214350
	Texas	Good Until Sold	C 101712

	Hancock Horizon Diversified Income Fund - Institutional Class Shares
	Arizona	Annual
	District of Columbia	Annual	60054481
	Iowa	Annual	I-89718
	Massachusetts	Annual
	Maryland	Annual	SM20142201
	Maine	Annual	10043331
	Michigan	Annual	974658
	Mississippi	Annual	60061819
	Montana	Annual	88153
	North Dakota	Annual	BY877
	Nebraska	Annual	97713
	New Hampshire	Annual	MF13-0084362
	New Mexico	Annual	47449
	Oklahoma	Annual	SE-2214351
	Puerto Rico	Annual	45733-1
	South Dakota	Annual	63045
	Tennessee	Annual	RN2016B-0360
	Texas	Good Until Sold	C 101713
	Vermont	Annual	BEVT-3114
	Washington	Other	60068963
	Wisconsin	Annual	708523-03
	West Virginia	Good Until Sold	84683

Hancock Horizon International Small Cap Fund
	Alabama	Annual	50942
		Hawaii	Annual
	Missouri	Annual	R2015-1,970

Hancock Horizon International Small Cap Fund - Class A Shares
	Mississippi	Annual	60071533
	Texas	Good Until Sold	C 111811
		Washington	Other	60072147
	West Virginia	Good Until Sold	89998

Hancock Horizon International Small Cap Fund - Class C Shares
		Mississippi	Annual	60071534
	Texas	Good Until Sold	C 111812
	Washington	Other	60072148
	West Virginia	Good Until Sold	89999

Hancock Horizon International Small Cap Fund - Institutional Class Shares
	Mississippi	Annual	60071535
	Texas	Good Until Sold	C 111813
	Washington	Other	60072149
	West Virginia	Good Until Sold	90000

Hancock Horizon Microcap Fund
	Alabama	Annual	50943
	Hawaii	Annual
	Missouri	Annual	R2015-1,971

	Hancock Horizon Microcap Fund - Class A Shares
	Mississippi	Annual	60071540
	Texas	Good Until Sold	C 111818
	Washington	Other	60072154
	West Virginia	Good Until Sold	90010

	Hancock Horizon Microcap Fund - Class C Shares
	Mississippi	Annual	60071538
	Texas	Good Until Sold	C 111816
	Washington	Other	60072152
	West Virginia	Good Until Sold	90005

	Hancock Horizon Microcap Fund - Institutional Class Shares
	Mississippi	Annual	60071536
	Texas	Good Until Sold	C 111814
	Washington	Other	60072150
	West Virginia	Good Until Sold	90002

Hancock Horizon Dynamic Asset Allocation Fund
	Alabama	Annual	50944
	Hawaii	Annual
	Missouri	Annual	R2015-1,972

	Hancock Horizon Dynamic Asset Allocation Fund - Class A Shares
	Mississippi	Annual	60071537
	Texas	Good Until Sold	C 111815
	Washington	Other	60072151
	West Virginia	Good Until Sold	90003

	Hancock Horizon Dynamic Asset Allocation Fund - Class C Shares
	Mississippi	Annual	60071539
	Texas	Good Until Sold	C 111817
	Washington	Other	60072153
	West Virginia	Good Until Sold	90008

Hancock Horizon Dynamic Asset Allocation Fund - Institutional Class Shares
	Mississippi	Annual	60071541
	Texas	Good Until Sold	C 111819
	Washington	Other	60072155
	West Virginia	Good Until Sold	90013